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Exhibit 10.5

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is entered into as of the 1st day of February 2005, by and between Ready Mix, Inc., a Nevada corporation (the "Employer"), and Robert R. Morris (the "Employee").

        The Employer hereby employs the Employee on a full-time basis, and the Employee hereby accepts such full-time employment on the terms and conditions hereinafter set forth.

        1.    EMPLOYMENT.    Employee is employed as the President of Ready Mix, Inc. ("RMI"). Employee shall perform all duties as outlined herein and as may be assigned by the Employer and shall devote full time, attention and loyalty to the affairs of the Employer. The duties of the Employee shall specifically be:

          A)   Complete responsibility for the operational and financial aspects of RMI, including profit and loss responsibility.

          B)    To select, hire and maintain qualified management personnel and to administer and review annually the performance of each person within his direct supervision and adjust compensation in accordance with the Employer's guidelines and subject to the prior approval of the Chief Executive Officer.

          C)    To oversee the selection, preparation and submission of materials sales quotes and proposals and to determine profit margins in order to maximize Employer's profitability.

          D)   To oversee the preparation of operating budgets for submission to the Chief Executive Officer for approval, to insure that cost controls are in place and utilized to accurately track production and delivery costs, to monitor customer schedules to insure timely and accurate delivery of products and to provide decision-making and problem-solving assistance in all aspects of RMI. To oversee the negotiation, preparation and execution of all purchase agreements, credit policies and other agreements within RMI.

          E)    To maintain and promote relationships with customers and owners with whom the Employer conducts business.

          F)    To insure that periodic reporting such as monthly production reports and other cost and revenue reports as required by management are prepared and submitted correctly and on a timely basis.

          G)   To prepare and submit to annual operating budgets and capital expenditure budgets and periodic forecasts as required.

          H)   To resolve complaints and/or claims relating to RMI, or to provide assistance in preparing for and presenting the Employer's position in claims hearings.

          I)     To provide input and counsel to strategic and business plans for the Employer.

          J)     To assist in any other projects or duties as may be assigned by the Chief Executive Officer.

        2.    TERM.    Subject to the provisions of termination provided in paragraph 12, the term of this Agreement shall be three years from the date of execution or from the date of the most recent renewal. Subject to a mandatory annual review ("Review") of the Employee's performance by the Board Compensation Committee ("Committee"). This Agreement may be renewed annually by majority vote of the Committee.

        3.    COMPENSATION.    Employee shall receive a base salary of One Hundred Twenty-seven Thousand dollars ($127,000) per year, payable in accordance with the regular payroll practices of Employer, and subject to applicable deductions of withholding taxes and other customary employment taxes. The Chief Executive Officer shall review Employee's salary at a minimum annually and may adjust Employee's salary upward to recognize improvement, achievement or expansion of Employee's responsibilities subject to approval of the Board Compensation Committee.

        Employee shall participate in cash incentive plans as currently existing or as amended or adopted in the future by the Compensation Committee of Board of Directors. Cash bonus plans are subject to annual review and/or change as recommended by the Compensation Committee and approved by the Board of Directors.

        4.    OPTIONS TO ACQUIRE COMMON STOCK.    Employee is eligible to participate in the Ready Mix, Inc. 2005 Equity Incentive Plan. Future grants of stock options shall be subject to the discretion of board of directors of RMI.

        5.    EMPLOYEE BENEFITS.    Employer shall provide to Employee, and to the Employee's dependents, a comprehensive major medical, health, and dental insurance program comparable to the programs normally provided by other employers in the same industry and marketplace, and the Employer shall pay the cost of the Employee's portion of the premium. Insurance coverage may be subject to pre-existing condition limitations.

        At Employer's cost at no greater than reasonable market rates, and subject to verification of insurability, Employer will maintain a life insurance policy covering Employee, with at least $500,000 of death benefits being payable to Employee's estate or other beneficiaries designated by Employee.

        Employer agrees to provide Employee with an automobile for business-related use. In addition to the cost of the vehicle itself, Employer shall pay, directly or by reimbursement to Employee, for all maintenance, fuel, repairs, insurance, operating and other costs incidental thereto.

        Employer shall pay for, or reimburse Employee for, dues for his membership in industry related associations perceived as beneficial to Employer and as approved by the Chief Executive Officer.

        So long as it is within the guidelines of the respective plan, Employee shall be given the opportunity to participate in the Employer's 401(k) plan.

        6.    HOLIDAYS AND VACATION.

          A)   Employee shall be paid for the following seven (7) holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after Thanksgiving, and Christmas Day and all other holidays for Employees of the Employer as approved by the Chief Executive Officer or Board of Directors.

          B)    Employee is entitled to one week vacation after six months of continuous employment, two weeks vacation after one year of continuous employment and three weeks vacation after the fifth year of continuous employment. In accordance with the Employer's vacation policy, unused vacation time does not carry over from year to year, has no monetary value and will not be paid as compensation in lieu of vacation. All other conditions with respect to vacations shall be consistent with the Employer's vacation and holiday policy.

        7.    RESPONSIBILITIES OF EMPLOYEE.    The Employee shall devote such reasonable time as is necessary or is deemed reasonably necessary by the Employer to carry out all required duties and will devote full time to the Employer during normal business hours. The Employee shall at all times faithfully, with diligence and to the Employee's best good faith ability, experience and talents, perform all the duties that may be required pursuant to the express terms hereof to the reasonable satisfaction of the Employer, in accordance with customary professional standards.

        8.    WORKING FACILITIES.    The Employee shall be furnished with all facilities and services suitable to Employee's position and adequate for the performance of Employee's duties.

        9.    EXPENSES.    The Employee is authorized to incur reasonable expenses for promoting business of the Employer, including expenses for entertainment, travel and similar items. The Employer shall reimburse the Employee for all such expenses on the presentation by the Employee of itemized and adequately documented accounts of such expenditures.

        10.    TERMINATION.    This Employment Agreement may be terminated under the following circumstances:

          A)    WITHOUT CAUSE.    Employer may terminate this Agreement at any time upon thirty (30) days written notice to Employee, but Employer shall be obligated to pay to Employee compensation in a lump sum for the balance of the term of this Agreement within 30 days of termination, unless Employee agrees to other payment terms.

          B)    VOLUNTARY TERMINATION BY EMPLOYEE WITHOUT CAUSE.    Employee may terminate this Agreement at any time upon thirty (30) days written notice to Employer and Employer shall be obligated, in that event, to pay Employee compensation up to the date of the termination only. Employer, at its sole discretion, shall decide the exact date of termination and Employee may be required to continue to provide services for up to 90 days from the date of receipt of notice of termination. Payment of compensation shall be made in cash within 30 days of termination, unless Employee agrees to other payment terms.

          C)    TERMINATION BY EMPLOYER FOR REASONABLE CAUSE.    The Employer may terminate this Agreement for reasonable cause upon thirty (30) days written notice to the Employee and Employer shall be obligated, in that event, to pay Employee compensation up to the date of termination only. For purposes hereof, "cause" shall be defined as meaning (i) such conduct by the Employee which constitutes material breach of this Agreement which is not cured within ninety (90) days of written notice to the Employee of said alleged breach or (ii) a material failure to competently perform Employee's duties as stated in paragraph 1 in accordance with applicable professional standards as stated in paragraphs 1 and 8 hereof provided that Employer has previously given Employee written notice and a reasonable opportunity to remedy such failure and such failure has a materially adverse effect on the business or financial condition of Employer or (iii) material breach of Employee's fiduciary duty and such breach has a material adverse effect on the business or financial condition of Employer or (iv) egregiously improper or illegal conduct of the Employee which, in the Employer's sole discretion, has a material adverse affect on Employer.

          D)    TERMINATION BY EMPLOYEE FOR REASONABLE CAUSE.    Employee may terminate this Agreement for cause. In such event, Employer shall be obligated to pay Employee compensation in lump sum equivalent to one year of the Employee's base salary within 30 days of termination or as Employee shall agree. For this purpose "cause" shall mean (i) a material breach of this Agreement by Employer or (ii) failure of Employer to pay any amount owed Employee hereunder at the time and in the amount due or (iii) failure of Employer to follow applicable law or (iv) egregiously improper conduct with respect to dealing with Employee or in a manner which brings discredit to Employee.

        11.    RESTRICTIVE COVENANTS IN THE EVENT OF TERMINATION.    In the event the Employment Agreement is terminated pursuant to the terms of paragraph 10B or 10C hereof, then, and in that event, the Employee agrees that, as a material inducement to the Employer entered into this Agreement, and for good and valuable consideration, Employee agrees, that for a period of two years following the date of termination, the Employee will comply with the following covenants:

          A)    ANTI-PIRACY COVENANT.

            1)    CUSTOMERS.    Employee shall not solicit, bid or sell to or otherwise offer to engage in the sale of products substantially similar to that produced and sold by Employer, any and all customers of Employer with which Employee had contact at anytime during the course of the employment under the terms of this Employment Agreement and/or were customers or clients of Employer at the time of the termination of this Agreement.

            2)    EMPLOYEES.    Employee shall not solicit, provide offers, hire, engage, retain or otherwise employ, directly or indirectly, as Employees or independent contractors, any employee of Employer employed by Employer at the time of the termination of this Agreement or at anytime prior to one year thereof.

          B)    COVENANT NOT TO DISCLOSE.    Employee shall not disclose to any person, any information relating to the business of Employer, including, but not limited to, financial or economic status or statements, any and all methods of bidding, including profit margins, or any other information of a confidential or sensitive character maintained by Employer.

          C)    NON-COMPETE.    Employee agrees not to accept employment, either directly or indirectly, as an independent contractor or employee with any person, firm, corporation, partnership or other business entity, of any kind, nature or description which competes, directly or indirectly in the same product or industry of Employer in any geographical market in which Employer is doing business at the time of the termination of the Agreement.

        12.    CONFIDENTIALITY.    Employee agrees not to disclose any confidential, proprietary competitively sensitive information to persons who are not employees, directors, lenders, bonding agents, insurance companies or advisors of the Employer, except as required by law, without prior consent of the Employer; provided however, any disclosure involving this paragraph shall not result in a breach of this Agreement unless the disclosure has a materially adverse effect on the Employer.

        13.    NOTICES.    All notices, demands, and communications given under this Agreement ("Notice") shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, in the United States mail, postage prepaid, addressed as follows:

  If to Employer:

    Ready Mix, Inc.
    3430 E. Flamingo, Suite 100
    Las Vegas, NV 89121

  If to Employee:

    _________________________________

    _________________________________

    _________________________________

or at such other address as a party may from time to time designate by Notice hereunder. Notice shall be effective upon delivery in person, or if mailed, at midnight on the third business day after the date of mailing.

        14.    ASSIGNMENT OF AGREEMENT.    Neither party may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent to such assignment or transfer by the other party hereto; and all the provisions of this Agreement shall be binding upon the respective employees, successors, heirs and assigns of the parties; provided, however, the benefits payable to Employee hereunder in the event of disability or death or incapacity are payable to Employee's spouse or personal representative.

        15.    SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.    This Agreement and the representations, warranties, covenants and other agreements (however characterized or described) by both parties and contained herein or made pursuant to the provisions hereof shall survive the execution and delivery of this Agreement.

        16.    FURTHER INSTRUMENTS.    The parties shall execute and deliver any and all such other instruments in reasonable mutually acceptable form and substance and shall take any and all such other actions as may be reasonably necessary to carry the intent of the Agreement into full force and effect.

        17.    SEVERABILITY.    If any provision of this Agreement shall be held, declared or pronounced void, voidable, invalid, unenforceable or inoperative for any reason by any court of competent jurisdiction, governmental authority or otherwise, such holding, declaration or pronouncement shall not affect adversely any other provision of this Agreement, which shall otherwise remain in full force and effect and be enforced in accordance with its terms, and the effect of such holding, declaration or pronouncement shall be limited to the territory of jurisdiction in which made. In the event that any provision of this Agreement shall be held to be overly broad and, therefore, unenforceable, the parties agree that the Court, or other dispute resolution authority, shall have the power and obligation to revise or restrict the provisions in order to provide the parties the fullest protections permitted by law consistent with the intentions of the parties as evidenced hereby.

        18.    WAIVER.    All the rights and remedies of either party under this Agreement are cumulative and not exclusive of any other rights and remedies provided by law. No delay or failure on the part of either party in the exercise of any right or remedy arising from a breach of this Agreement shall operate as a waiver of any subsequent right or remedy arising from a subsequent breach of this Agreement. The consent of any party where required hereunder to any act or occurrence shall not be deemed to be a consent to any other act or occurrence.

        19.    GENERAL PROVISIONS.    This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the state of Arizona. Except as otherwise expressly stated herein, time is of the essence in performing under this Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter of this Agreement as it relates to the parties' duties and obligations from and after February 1, 2005, and this Agreement may not be modified or amended or any term or provision hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced. The headings of this Agreement are for convenience in reference only and shall not limit or otherwise affect the meaning thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

        20.    SPECIAL RIGHT OF EMPLOYEE UNDER CERTAIN CIRCUMSTANCES.    During the term of this Agreement, if the Employer is involved in a merger, consolidation or other business combination in which the Employer is not the surviving and controlling entity and as a result thereof, the Employee is required to relocate outside the city of his current residence in a manner not objectively reasonable, then Employee shall have the following rights:

          A)   To terminate this Agreement with 30 days prior notice, in which event Employer shall pay Employee as if there were a termination without cause by the Employer; and

          B)    All options granted shall, to the extent not specifically prohibited by the stock option plan then in effect, vest immediately and be exercisable within one year of the termination notice provided in A above.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

READY MIX, INC.
Employee	By	Chief Executive Officer

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  Exhibit 10.5
EMPLOYMENT AGREEMENT